                                                                     Exhibit 2.1
================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         GENESIS HEALTH VENTURES, INC.,

                                GENEVA SUB, INC.

                                       and

                              NCS HEALTHCARE, INC.



                                ----------------

                                   Dated as of

                                  July 28, 2002





================================================================================

                                TABLE OF CONTENTS



                                    ARTICLE I
                                    ---------

                                   THE MERGER
                                   ----------

1.1.       The Merger..........................................................................1
1.2.       Closing.............................................................................2
1.3.       Effective Time......................................................................2
1.4.       Effects of the Merger...............................................................2
1.5.       Certificate of Incorporation and By-Laws............................................2
1.6.       Directors and Officers of the Surviving Corporation.................................3


                                   ARTICLE II
                                   ----------

                            CONVERSION OF SECURITIES
                            ------------------------

2.1.       Conversion of Capital Stock.........................................................3
2.2.       Exchange Pool; Exchange Ratio; Fractional Shares; Adjustments.......................3
2.3.       Exchange of Certificates............................................................4
2.4.       Treatment of Stock Options..........................................................6
2.5.       Dissenting Shares...................................................................7


                                   ARTICLE III
                                   -----------

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
                ------------------------------------------------

3.1.       Organization and Standing...........................................................8
3.2.       Corporate Power and Authority.......................................................8
3.3.       Capitalization of Parent and Sub....................................................8
3.4.       Conflicts; Consents and Approval....................................................9
3.5.       Parent SEC Documents...............................................................10
3.6.       Registration Statement; Proxy Statement............................................10
3.7.       Compliance with Law................................................................11
3.8.       Litigation.........................................................................11
3.9.       Absence of Changes.................................................................11
3.10.      Sub's Operations...................................................................11
3.11.      Reorganization.....................................................................12
3.12.      Undisclosed Liabilities............................................................12

                                   ARTICLE IV
                                   ----------

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

4.1.       Organization and Standing..........................................................12
4.2.       Subsidiaries.......................................................................12
4.3.       Corporate Power and Authority......................................................13
4.4.       Capitalization of the Company......................................................13
4.5.       Conflicts; Consents and Approvals..................................................14
4.6.       Brokerage and Finders' Fees; Expenses..............................................15
4.7.       Company SEC Documents..............................................................15
4.8.       Registration Statement; Proxy Statement............................................16
4.9.       Compliance with Law................................................................16
4.10.      Litigation.........................................................................17
4.11.      Absence of Changes.................................................................17
4.12.      Taxes..............................................................................17
4.13.      Intellectual Property..............................................................19
4.14.      Title to and Condition of Properties...............................................21
4.15.      Employee Benefit Plans.............................................................21
4.16.      Contracts..........................................................................24
4.17.      Labor Matters......................................................................27
4.18.      Undisclosed Liabilities............................................................27
4.19.      Licenses; Permits; Compliance......................................................27
4.20.      Institutional Pharmacy Business....................................................29
4.21.      Environmental Matters..............................................................30
4.22.      Accounts Receivable; Accounts Payable; Inventories and Cash........................31
4.23.      Insurance..........................................................................31
4.24.      Opinion of Financial Advisor.......................................................31
4.25.      Related Parties....................................................................32
4.26.      Special Committee; Board Recommendation; Required Vote.............................32
4.27.      Section 203 of the DGCL; No Rights Agreement.......................................32
4.28.      Reorganization.....................................................................33


                                    ARTICLE V
                                    ---------

                            COVENANTS OF THE PARTIES
                            ------------------------

5.1.       Mutual Covenants...................................................................33
5.2.       Covenants of Parent................................................................37
5.3.       Covenants of the Company...........................................................38

                                   ARTICLE VI
                                   ----------

                                   CONDITIONS
                                   ----------

6.1.       Conditions to the Obligations of Each Party........................................46
6.2.       Conditions to Obligations of the Company...........................................46
6.3.       Conditions to Obligations of Parent and Sub........................................47


                                   ARTICLE VII
                                   -----------

                            TERMINATION AND AMENDMENT
                            -------------------------

7.1.       Termination........................................................................48
7.2.       Effect of Termination..............................................................50
7.3.       Amendment..........................................................................51
7.4.       Extension; Waiver..................................................................51


                                  ARTICLE VIII
                                  ------------

                                  MISCELLANEOUS
                                  -------------

8.1.       Survival of Representations and Warranties.........................................52
8.2.       Notices............................................................................52
8.3.       Interpretation.....................................................................53
8.4.       Counterparts.......................................................................53
8.5.       Entire Agreement...................................................................53
8.6.       Third-Party Beneficiaries..........................................................53
8.7.       Governing Law......................................................................53
8.8.       Consent to Jurisdiction; Venue.....................................................54
8.9.       Specific Performance...............................................................54
8.10.      Assignment.........................................................................54
8.11.      Expenses...........................................................................54
8.12       Certain Definitions................................................................54

SCHEDULES AND EXHIBITS

EXHIBIT A --......VOTING AGREEMENT
EXHIBIT B -- .....FORM OF AFFILIATE LETTER
EXHIBIT C -- .....CASH ON HAND
SCHEDULE 5.3(f) --         INVENTORY PROCEDURES

PARENT DISCLOSURE SCHEDULE
COMPANY DISCLOSURE SCHEDULE

                             INDEX OF DEFINED TERMS


                                   DEFINED TERM                                     SECTION
                                   ------------                                     -------

Acquisition Proposal............................................................    5.3(c)(vi)
Action..........................................................................    3.8
Affiliate.......................................................................    8.12(a)
Agreement.......................................................................    Preamble
Antitrust Laws..................................................................    5.1(a)(ii)
Applicable Laws.................................................................    3.7
Bankruptcy Court................................................................    8.12(b)
Cash Determination..............................................................    5.3(g)
Cash on Hand....................................................................    4.22(d)
Cash Test Date..................................................................    5.3(g)
Certificate of Merger...........................................................    1.3
Certificate.....................................................................    2.2(c)
Closing.........................................................................    1.2
Closing Date....................................................................    1.2
Code............................................................................    Recitals
Company.........................................................................    Preamble
Company Affiliate Letter........................................................    5.3(d)
Company Board Recommendation....................................................    4.26(b)(ii)
Company By-Laws.................................................................    4.1
Company Certificate of Incorporation............................................    4.1
Company Class A Common Stock....................................................    Recitals
Company Class B Common Stock....................................................    Recitals
Company Common Stock............................................................    Recitals
Company Disclosed Contracts.....................................................    4.16(a)
Company Disclosure Schedule.....................................................    4.1
Company Option..................................................................    2.4
Company Permits.................................................................    4.19(a)
Company Recent Balance Sheet....................................................    4.18(a)
Company SEC Agreements..........................................................    4.16(a)
Company SEC Documents...........................................................    4.7
Company Stockholders............................................................    Recitals
Company Stockholders Meeting....................................................    5.3(a)
Company Treasury Shares.........................................................    2.1(c)
Commission......................................................................    3.5
Confidentiality Agreement.......................................................    5.3(e)
Contract........................................................................    4.16(a)
Controlled Group Liability......................................................    4.15(a)
DGCL............................................................................    1.1
Delaware Secretary of State.....................................................    1.3
Dissenting Shares...............................................................    2.5(a)
Effective Time..................................................................    1.3
Environmental Laws..............................................................    4.21

                                   DEFINED TERM                                     SECTION
                                   ------------                                     -------

Environmental Permit............................................................    4.21
ERISA...........................................................................    4.15(a)
ERISA Affiliate.................................................................    4.15(a)
Excess Shares...................................................................    2.2(c)
Exchange Act....................................................................    3.5
Exchange Agent..................................................................    2.3(a)
Exchange Fund...................................................................    2.3(a)
Exchange Ratio..................................................................    2.2(a)
Expenses........................................................................    7.2(b)(iv)
FDA.............................................................................    4.19(b)(ii)
Final Order.....................................................................    8.12(c)
GAAP............................................................................    3.5
Government Programs.............................................................    4.19(c)
Governmental Authority..........................................................    8.12(d)
Hazardous Materials.............................................................    4.21
HSR Act.........................................................................    3.4(b)(ii)
Illinois Sub....................................................................    5.3(i)
Indenture.......................................................................    5.1(e)
Intellectual Property...........................................................    4.13(a)
Knowledge of the Company........................................................    8.12(e)
Knowledge of Parent and Sub.....................................................    8.12(f)
Lien............................................................................    8.12(g)
Material Adverse Effect.........................................................    8.12(h)
Material Company-Owned Software.................................................    4.13(e)
Measured Cash...................................................................    5.3(g)
Medicare and Medicaid Programs..................................................    4.19(c)
Merger..........................................................................    Recitals
Multiemployer Plan..............................................................    4.15(f)
Multiple Employer Plan..........................................................    4.15(f)
Nasdaq..........................................................................    2.2(c)
NOLs............................................................................    4.12(e)
Notes...........................................................................    4.6
Order...........................................................................    8.12(i)
Other Filings...................................................................    5.1(c)(i)
Outside Date....................................................................    7.1(c)
Owned Real Property.............................................................    4.14(b)
Parent..........................................................................    Preamble
Parent Certificate of Incorporation.............................................    3.1
Parent By-Laws..................................................................    3.1
Parent Common Stock.............................................................    Recitals
Parent Disclosure Schedule......................................................    3.3(a)
Parent Exchange Option..........................................................    2.4
Parent Recent Balance Sheet.....................................................    3.12
Parent SEC Documents............................................................    3.5
Permitted Encumbrances..........................................................    4.14(b)

                                   DEFINED TERM                                     SECTION
                                   ------------                                     -------

Person..........................................................................    8.12(j)
Plans...........................................................................    4.15(a)
Private Programs................................................................    4.19(c)
Proxy Statement.................................................................    3.6
Qualified Plan..................................................................    4.15(c)
Registration Statement..........................................................    3.6
Required Company Stockholder Approval...........................................    4.26(b)
Required Governmental Approvals.................................................    3.4(b)
Section 4.15(i) Arrangements....................................................    4.15(i)
Securities Act..................................................................    2.3(d)
Special Committee...............................................................    4.26(a)
Sub.............................................................................    Preamble
Sub By-Laws.....................................................................    1.5
Sub Common Stock................................................................    2.1(a)
Sub Certificate of Incorporation................................................    1.5
Subsidiary......................................................................    8.12(k)
Superior Proposal...............................................................    5.3(c)(vi)
Surviving Corporation...........................................................    1.1
Target Date.....................................................................    7.1(g)
Tax Returns.....................................................................    4.12(g)
Taxes...........................................................................    4.12(h)
Termination Fee.................................................................    7.2(b)
Voting Agreement................................................................    Recitals

                  This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 28, 2002, is entered into by and among Genesis Health Ventures, Inc., a Pennsylvania corporation ("PARENT"), Geneva Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent ("SUB"), and NCS HealthCare, Inc., a Delaware corporation (the "COMPANY").

                  WHEREAS, the Board of Directors and a Special Committee consisting of independent directors of the Company have approved this Agreement and deem it advisable and in the best interests of the Company's stockholders (the "COMPANY STOCKHOLDERS") to consummate the merger of Sub with and into the Company, wherein each share of Class A common stock of the Company, par value $0.01 per share ("COMPANY CLASS A COMMON STOCK"), and each share of Class B common stock of the Company, par value $0.01 per share ("COMPANY CLASS B COMMON STOCK" and, together with the Company Class A Common Stock, the "COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, other than the Company Treasury Shares and the Dissenting Shares, shall be converted into a number of shares of common stock of Parent, par value $0.02 per share ("PARENT COMMON STOCK"), equal to the Exchange Ratio, on the terms set forth in this Agreement (the "MERGER");

                  WHEREAS, each of the Boards of Directors of Parent and Sub has approved this Agreement and deemed it advisable and in the best interests of its respective stockholders to consummate the Merger on the terms set forth in this Agreement;

                  WHEREAS, for United States federal income tax purposes, the parties to this Agreement intend that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "CODE"); and

                  WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent's willingness to enter into this Agreement, certain Company Stockholders have entered with the Company and Parent into the Voting Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the "VOTING AGREEMENT"), pursuant to which such Company Stockholders have agreed, among other things, to vote their shares of capital stock of the Company over which such Company Stockholders have voting power to approve this Agreement and the transactions contemplated hereby.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (in such capacity, the Company is sometimes referred to as the "SURVIVING CORPORATION").

                  Section 1.2. Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "CLOSING") will take place on the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing
Date), unless another time or date is agreed to in writing by the parties hereto, it being understood that the parties desire to cause the Closing to occur on the first day of a calendar month, and that the parties shall make reasonable efforts to accommodate such desire (the actual time and date of the Closing, the "CLOSING DATE"). The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another place is agreed to in writing by the parties hereto.

                  Section 1.3. Effective Time. As promptly as possible on the Closing Date, the parties to this Agreement shall file with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective, the "EFFECTIVE TIME").

                  Section 1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

                  Section 1.5. Certificate of Incorporation and By-Laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Sub (the "SUB CERTIFICATE OF INCORPORATION"), except for Article I thereof, which shall continue to read "The name of the Corporation is `NCS HealthCare, Inc.'"; and (b) the by-laws of Sub (the "SUB BY-LAWS") in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by Applicable Laws.

                  Section 1.6. Directors and Officers of the Surviving Corporation. From and after the Effective Time, (a) the officers of Sub shall be the officers of the Surviving Corporation; and (b) the directors of Sub as of the Effective Time shall serve as directors of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or a director, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Sub or their respective shareholders and stockholders, as applicable:

                  (a) Each share of common stock of Sub, par value $0.01 per share ("SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                  (b) Subject to the other provisions of this Article II, each share of Company Class A Common Stock and each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares to be cancelled pursuant to Section 2.1(c) and the Dissenting Shares) shall be converted into and represent the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio.

                  (c) Each share of capital stock of the Company held in the treasury of the Company (the "COMPANY TREASURY SHARES") shall be cancelled and retired, and no payment shall be made in respect thereof.

                  Section 2.2. Exchange Pool; Exchange Ratio; Fractional Shares; Adjustments.

                  (a) The "EXCHANGE RATIO" shall be 0.1 of a share of Parent Common Stock. Under no circumstances shall Parent or the Company be required or obligated to issue in the Merger a number of shares of Parent Common Stock greater than the number of such shares equal to the sum of (i) the product of the Exchange Ratio multiplied by 23,716,809 and (ii) to the extent Company Options are exercised prior to the Closing, such additional number of Parent Common Stock determined by multiplying the Exchange Ratio by the number of shares of Company Common Stock issued upon such exercise (which shall not exceed 2,517,582 shares of Company Common Stock).

                  (b) No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b), and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of Parent Common Stock.

                  (c) In lieu of any such fractional share of Parent Common Stock, each Company Stockholder who holds a certificate or certificates (each, a "CERTIFICATE") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and who otherwise would have been entitled to a fraction of a share of Parent Common Stock upon surrender of such Company Stockholder's Certificates (determined after taking into account all Certificates delivered by such Company Stockholder) shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Parent Common Stock as reported on The Nasdaq Stock Market, Inc.'s National Market (the "NASDAQ") on the last full trading day immediately prior to the Closing Date) of such fractional share. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off, and is not a separately bargained for, consideration. If more than one certificate representing shares of Company Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                  (d) If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, reorganization, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio set forth in this Section
2.2 shall be appropriately adjusted to provide the Company Stockholders and holders of Company Stock Options the same economic effect as contemplated by this Agreement prior to such event.

                  Section 2.3. Exchange of Certificates.

                  (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with Mellon Investor Services LLC or such other exchange agent as may be designated by Parent (the "EXCHANGE AGENT"), for the benefit of the Company Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Parent Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the "EXCHANGE FUND").

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for a certificate or certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of the Certificate shall be entitled to receive in exchange therefor (A) a certificate or certificates representing that whole number of shares of Parent Common Stock that the Company Stockholder has the right to receive pursuant to
Section 2.1 in such denominations and registered in such names as the Company Stockholder may request and (B) a check representing the amount of cash in lieu of fractional shares, if any, that the Company Stockholder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding Tax. The shares of Company Common Stock represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares of Parent Common Stock, if any, payable to the Company Stockholders. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to the transferee if the Certificate held by the transferee is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect the transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by the Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Company Common Stock formerly represented by such Certificate, and unpaid dividends and distributions on the shares of Parent Common Stock, if any, as provided in this Article II.

                  (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, until such holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws, following surrender of a Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding Taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes that may be required thereon.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon surrender of a Certificate in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented by such Certificate, and, as of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the

Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.3. A Certificate surrendered for exchange by any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT"), shall not be exchanged until Parent has received written undertakings from such Person in the form attached to this Agreement as Exhibit B.

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Parent, upon demand thereby, and holders of Certificates that have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof, or any other consideration pursuant to this Agreement.

                  (f) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                  (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash balances in the Exchange Fund as a result of Section 2.2(c), as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

                  (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  Section 2.4. Treatment of Stock Options. Prior to the Effective Time, Parent and the Company shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under the Company stock option or equity-incentive plans in effect on the date of this Agreement (each, a "COMPANY OPTION") to be automatically converted at the Effective Time into an option (a "PARENT EXCHANGE OPTION") to purchase that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded to the nearest share or zero if less than 0.5), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option divided by the Exchange Ratio (and rounded to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the Company Option immediately before the Effective Time and taking into account any acceleration of vesting resulting from the consummation of this Agreement pursuant to such pre-existing terms and conditions; provided that, with respect to any Company Option that is an "incentive stock option" (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code.

                  Section 2.5. Dissenting Shares.

(a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who (i) has not voted such shares in favor of the Merger, (ii) shall have delivered a written demand for appraisal of such shares in the manner provided for in the DGCL and (iii) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time (the "DISSENTING SHARES"), shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (A) if any such holder of Dissenting Shares shall have failed to establish such holder's entitlement to appraisal rights as provided in Section 262 of the DGCL, (B) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his Dissenting Shares under Section 262 of the DGCL or (C) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in
Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares, and the holder of each such Dissenting Share shall be deemed to have been converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to Section 2.1 hereof, without any interest thereon, upon surrender, in the manner provided in Section 2.3 hereof, of the Certificate or Certificates that formerly evidenced such shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to lead all negotiations and proceedings with respect to demands for appraisal under the DGCL (it being understood that the Company shall be entitled to participate therein). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub hereby represent and warrant to the Company as follows:

                  Section 3.1. Organization and Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended (the "PARENT CERTIFICATE OF INCORPORATION"), or its by-laws, as amended (the "PARENT BY-LAWS"), and Sub is not in default in the performance, observance or fulfillment of any provisions of the Sub Certificate of Incorporation or the Sub By-Laws. Prior to the date of this Agreement, each of Parent and Sub has furnished or made available to the Company complete and correct copies of its respective certificate of incorporation and by-laws.

                  Section 3.2. Corporate Power and Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Voting Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Voting Agreement, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub, and constitutes the legal, valid and binding obligation of each of Sub and Parent enforceable against each of them in accordance with its respective terms.

                  Section 3.3. Capitalization of Parent and Sub.

                  (a) As of July 2, 2002, Parent's authorized capital stock consisted solely of (i) 200,000,000 shares of Parent Common Stock, of which (A) 40,288,323 shares were issued and outstanding, (B) 815,166 shares were to be issued in connection with a plan confirmed by a court, (C) 198,285 shares were issued and held in treasury, and (D) 10,229,259 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent; and (ii) 10,000,000 shares of preferred stock, with a liquidation value of $100 per share, of which 438,641 shares were issued and outstanding. All shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights. Except as set forth in the first sentence of this Section 3.3(a) (or with respect to any security set forth in the first sentence of this Section 3.3(a)) or in Section 3.3 to the disclosure schedule delivered by Parent to the Company and dated as of the date of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Parent of any equity securities of Parent, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Parent capital stock, and Parent has no obligation of any kind to issue any additional securities. Except as set forth in Section 3.3 to the Parent Disclosure Schedule, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Parent).

                  (b) As of the date of this Agreement, Sub's authorized capital stock consists solely of 1,000 shares of Sub Common Stock, of which 100 shares were issued and outstanding and none were reserved for issuance or issued and held in treasury. As of the date of this Agreement, Parent owns all of the outstanding shares of Sub Common Stock free and clear of any Liens, claims or encumbrances.

                  Section 3.4. Conflicts; Consents and Approval.

                  (a) The execution and delivery of this Agreement by Parent and Sub does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not:

                           (i) violate, or result in a breach of any provision of the Parent Certificate of Incorporation, the Parent By-Laws, the Sub Certificate of Incorporation or the Sub By-Laws;

                           (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party; or

                           (iii) subject, with respect to consummation, to
         Section 3.4(b), violate any Applicable Laws relating to Parent or any of its Subsidiaries or their respective properties or assets,

except in the case of clauses (ii) and (iii) above for any of the foregoing disclosed in Section 3.4(a) to the Parent Disclosure Schedule or that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  (b) The execution and delivery of this Agreement by Parent and Sub does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental Authority, other than (i) authorization for inclusion of shares of Parent Common Stock to be issued in the Merger and the transactions contemplated by this Agreement on the Nasdaq, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR ACT"), (iii) registrations or other actions required under United States federal and state securities laws and the rules and regulations of The Nasdaq Stock Market, Inc., (iv) the filing of the Certificate of Merger, and (v) consents or approvals of any Governmental Authority set forth in Section 3.4(b) to the Parent Disclosure Schedule. The consents and approvals set forth in Section 3.4(b) to the Parent Disclosure Schedule are referred to as the "REQUIRED GOVERNMENTAL APPROVALS".

                  Section 3.5. Parent SEC Documents. Parent has filed with the Securities and Exchange Commission (the "COMMISSION") all forms, reports, schedules, statements and other documents required to be filed by it since October 2, 2001 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "EXCHANGE ACT"), or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "PARENT SEC DOCUMENTS"). The Parent SEC Documents, including any financial statements or schedules included in the Parent SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  Section 3.6. Registration Statement; Proxy Statement . None of the information supplied by Parent for inclusion in (a) the registration statement on Form S-4 (as amended, supplemented or modified, the "REGISTRATION STATEMENT") to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to shares of Parent Common

Stock to be issued in the Merger, and (b) the proxy statement and form of proxies relating to the vote of the Company Stockholders with respect to this Agreement (as amended, supplemented or modified, the "PROXY STATEMENT"), at the time the Registration Statement becomes effective, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, except for such portions thereof that relate only to the Company and its Subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act.

                  Section 3.7. Compliance with Law. Except as set forth in
Section 3.7 to the Parent Disclosure Schedule or in the Parent SEC Documents filed prior to the date hereof, Parent is in compliance with, and at all times has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or Orders entered by any Governmental Authority (collectively, "APPLICABLE LAWS") relating to Parent, its securities, business or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth in Section 3.7 to the Parent Disclosure Schedule or in the Parent SEC Documents filed prior to the date hereof, no investigation or review by any Governmental Authority with respect to Parent or its Subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 3.8. Litigation. Except as set forth in Section 3.8 to the Parent Disclosure Schedule, (a) there is no suit, arbitration, inquiry, prosecution, claim, action, proceeding, hearing, notice of violation, demand letter or investigation by, of, in or before any Governmental Authority (an "ACTION") pending, or, to the knowledge of Parent, threatened, against Parent or any executive officer or director of Parent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent, and (b) Parent is not subject to any outstanding Order that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 3.9. Absence of Changes. Except as set forth in
Section 3.9 to the Parent Disclosure Schedule, and except for liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement, since October 2, 2001, there has been no change, event, development, damage or circumstance affecting Parent or Sub that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 3.10. Sub's Operations. Sub is a direct wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby. Parent, as Sub's sole stockholder, has approved Sub's execution of this Agreement.

                  Section 3.11. Reorganization. As of the date hereof, to the knowledge of Parent and Sub after due inquiry, none of Parent and Sub or any Affiliate of Parent or Sub has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                  Section 3.12. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Parent at March 31, 2002 included in Parent's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002 (the "PARENT RECENT BALANCE SHEET"), (ii) as set forth in Section 3.12 to the Parent Disclosure Schedule, (iii) as incurred since the date of the Parent Recent Balance Sheet in the ordinary course of business consistent with past practice or (iv) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by Parent or Sub of any of its obligations under this Agreement or the Voting Agreement, Parent does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Sub as follows:

                  Section 4.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property that it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended (the "COMPANY CERTIFICATE OF INCORPORATION"), or its by-laws, as in effect on the date of this Agreement (the "COMPANY BY-LAWS"). Prior to the date of this Agreement, the Company has furnished or made available to Parent complete and correct copies of the Company Certificate of Incorporation and the Company By-Laws. Listed in Section 4.1 to the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"), is each jurisdiction in which the Company or its Subsidiaries is qualified to do business and whether the Company (or its Subsidiaries) is in good standing as of the date of this Agreement in such jurisdictions.

                  Section 4.2. Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity or enterprise, except for the entities set forth in Section 4.2 to the Company Disclosure Schedule. Except as set forth in Section 4.2 to the Company Disclosure

Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person. Except as set forth in
Section 4.2 to the Company Disclosure Schedule, the Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Except as set forth in
Section 4.2 to the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of the Company is set forth in Section 4.2 to the Company Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, purchase, repurchase or transfer of any securities of any of the Company's Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities of any of the Company's Subsidiaries.

                  Section 4.3. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to receipt of the Required Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption by the Company Stockholders of this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

                  Section 4.4. Capitalization of the Company. As of July 28, 2002, the Company's authorized capital stock consisted solely of (i) 50,000,000 shares of Company Class A Common Stock, of which (A) 18,461,599 shares were issued and outstanding, (B) no shares were issued and held in treasury, (C) 2,422,724 shares were reserved for issuance upon the exercise of Company Options, and (D) 1,477,276 shares were reserved for future issuance under the existing plans of the Company that provide for the issuance of Company Options;
(ii) 20,000,000 shares of Company Class B Common Stock, of which (X) 5,255,210 shares were issued and outstanding and (Y) 94,858 shares were reserved for issuance upon the exercise of Company Options; and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. Each outstanding share of Company capital stock is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. The Company Class A Common Stock and the Company Class B Common Stock are identical in all respects except that
(I) each share of Company Class A Common Stock is entitled to 1 vote per share, whereas each share of Company Class B Common Stock is entitled to 10 votes per share; (II) the Company Class A

Common Stock is not convertible into another security, whereas the Company Class B Common Stock is convertible into shares of Company Class A Common Stock on a one-for-one basis; and (III) the Company Class B Common Stock is subject to certain transfer restrictions to which the Company Class A Common Stock is not subject. The Company has not taken any action or made any determination, pursuant to Section 7(i) of the Company Certificate of Incorporation, that the restrictions on transfer or other provisions set forth in Section 7 of the Company Certificate of Incorporation have a material adverse effect on liquidity, marketability or market value of the outstanding shares of Company Class A Common Stock. Other than as set forth in the first sentence of this
Section 4.4 or in Section 4.4 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Company capital stock, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or its predecessors. The issuance and sale of all of the shares of capital stock described in this
Section 4.4 have been in compliance in all material respects with United States federal and state securities laws. Section 4.4 to the Company Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Company Options and the exercise price and vesting schedule with respect thereto) and the number of options held by all holders of options to purchase Company capital stock. Except as set forth in Section 4.4 to the Company Disclosure Schedule, the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person; complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Section 4.4 of the Company Disclosure Schedule, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company). The holders of Company Common Stock who have executed Voting Agreements with Parent hold a majority of the voting power of the Company Common Stock as of the date hereof.

                  Section 4.5. Conflicts; Consents and Approvals.

                  (a) The execution and delivery of this Agreement by the Company does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not:

                           (i) violate, or result in a breach of any provision of, the Company Certificate of Incorporation or the Company By-Laws;

                           (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party; or

                           (iii) violate any Applicable Laws relating to the Company, any of its Subsidiaries or any of their respective properties or assets;

except, in the case of clauses (ii) and (iii) above, for any of the foregoing disclosed in Section 4.5(a) to the Company Disclosure Schedule or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) The execution and delivery by the Company of this Agreement does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental Authority other than (i) the Required Company Stockholders Approval, (ii) actions required by the HSR Act,
(iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5(b) to the Company Disclosure Schedule.

                  Section 4.6. Brokerage and Finders' Fees; Expenses. Except as set forth in Section 4.6 to the Company Disclosure Schedule (copies of all agreements relating to such matters disclosed thereon having previously been provided to Parent), none of the Company, any of its Affiliates or any director, officer or employee of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders', advisory or similar fees in connection with the transactions contemplated by this Agreement. Section 4.6 to the Company Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses that will be paid or will be payable by the Company to all brokers, finders, advisors, attorneys, accountants and investment bankers in connection with this Agreement and the transactions contemplated hereby, including fees and expenses payable by the Company in respect of the holders of the 5 3/4% convertible subordinated debentures, due 2004, of the Company (the "NOTES") as of the Closing Date or, thereafter, as a result of the Closing.

                  Section 4.7. Company SEC Documents. The Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "COMPANY SEC DOCUMENTS"). The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any the Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq, any stock exchange or any other comparable Governmental Authority.

                  Section 4.8. Registration Statement; Proxy Statement. None of the information supplied by the Company for inclusion in (a) the Registration Statement at the time that it becomes effective, and (b) the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Parent and its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act.

                  Section 4.9. Compliance with Law. Except as set forth in
Section 4.9 to the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, the Company is in compliance and, at all times, has been in compliance with Applicable Laws relating to the Company or its business or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.9 to the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, no investigation or review by any Governmental Authority with respect to the Company, to the knowledge of the Company, is pending or threatened, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, except as disclosed in Section 4.9 to the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and has been since July 1, 2001, in substantial compliance with the Company's policies (as in effect on the date hereof) with respect to the recording and issuing of all credits due to the Medicare and Medicaid programs, copies of which policies have been made available prior to the date hereof.

                  Section 4.10. Litigation. Except as set forth in Section 4.10 to the Company Disclosure Schedule, (a) to the knowledge of the Company, there is no Action pending or threatened against the Company or any executive officer or director of the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and (b) the Company is not subject to any outstanding Order that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 4.11. Absence of Changes. Except as set forth in
Section 4.11 to the Company Disclosure Schedule, since March 31, 2002, (a) the Company has conducted its business only in the ordinary course of business consistent with past practice; (b) there has been no change, event, development, damage or circumstance affecting the Company or any of its Subsidiaries that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect on the Company; and (c) there has not been any material change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

                  Section 4.12. Taxes.

                  (a) Except as set forth in Section 4.12 to the Company Disclosure Schedule, the Company and its Subsidiaries have filed all material Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its Subsidiaries. All of such Tax Returns are true, complete and correct as to the amount of Tax shown to be due thereon (except for such inaccuracies that are, individually or in the aggregate, not material), and the Company and its Subsidiaries have within the time and manner prescribed by Applicable Laws paid or, prior to the Effective Time, will pay all Taxes shown to be due on such Tax Returns. Except as disclosed in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability for any Taxes in excess of the amounts paid (or reserved, in accordance with GAAP, as reflected on the Company SEC Documents, as adjusted for operations in the ordinary course of business since the date of such Company SEC Documents), and neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax. Neither the Company nor any of its Subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any material Tax Returns in respect of any fiscal year that have not since been filed. Except as set forth in Section 4.12 to the Company Disclosure Schedule, no deficiencies for any material Tax have been proposed, asserted or assessed (tentatively or definitely), in each case in writing, by any Governmental Authority, against the Company or any of its Subsidiaries for which there are not adequate reserves, in accordance with GAAP, as reflected on the Company SEC Documents. Except as set forth in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit. Except as set forth in Section 4.12 to the Company Disclosure Schedule, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which either payment has been made or there are adequate reserves in accordance with GAAP as reflected on the Company SEC Documents. With respect to any taxable period ended on or prior to June 30, 1996, all United States federal income Tax Returns including the Company or any of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Except as set forth in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than liens for Taxes not yet due). Except as set forth in Section 4.12 to the Company Disclosure Schedule, no material claim (that is currently pending or that has been made on or after June 30, 2000) has been made in writing by an authority in a jurisdiction where the Company does not (or a Subsidiary does not) file Tax Returns asserting that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction. The Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                  (b) Except as set forth in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person (other than the Company and its Subsidiaries) with respect to material Taxes. Neither the Company nor any of its Subsidiaries are or were a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) that (i) requires the Company or any of its Subsidiaries to make any Tax payment to or for the account of any Person (other than the Company and its Subsidiaries), (ii) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries, from any Person.

                  (c) The Company is not and has not been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

                  (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code
(i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (e) The net operating loss carryforwards ("NOLS") for United States federal income tax purposes of the consolidated group of which the Company is the common parent as of June 30, 2001 are not less than $125,000,000, and, except for limitations that may apply by reason of the Merger, such NOLs are not subject to any material limitation under Section 382 of the Code, Treasury Regulations Section 1.1502-15, -21 or otherwise.

                  (f) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (g) "TAX RETURNS" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

                  (h) "TAXES" means (i) all taxes (whether United States federal, local, state or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or real or personal property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

                  Section 4.13. Intellectual Property.

                  (a) The Company or a Subsidiary of the Company is licensed to use or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible trade secrets, proprietary information or material ("INTELLECTUAL PROPERTY") that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except for such Intellectual Property the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) The Company is not, nor will it as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement or otherwise be, in breach of or otherwise cause the termination of or limit any license, sublicense or other agreement relating to the Company's Intellectual Property, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks or copyrights, including software that is used by the Company or any of its Subsidiaries, except for those the breach of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) To the knowledge of the Company, all patents, trademarks, service marks (or any applications or registrations therefor) and copyrights that are held by the Company or any of its Subsidiaries, and that are material to the business of the Company and its Subsidiaries as such business is presently conducted, and all Intellectual Property rights pertaining to the Material Company-Owned Software, are current, in effect, valid and subsisting. The Company (i) has not been party to any Action still pending that involves a claim of infringement by the Company of any Intellectual Property right of any third party; and (ii) has no knowledge that the marketing, licensing or sale of its services infringes any Intellectual Property right of any third party, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) The Company has a policy of requiring all employees to enter into appropriate confidentiality agreements in order to maintain the secrecy and confidentiality of all of the Company's material Intellectual Property (including the Material Company-Owned Software), and has done so in all cases except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (e) Except as set forth in Section 4.13(e) to the Company Disclosure Schedule, the Company has good and marketable title to, has the full right to use and owns solely and outright, all of the software products known as ConcordDX, Long-Term Care Pharmacy (LTCP), eAstral, and iAstral, and all modifications, revisions, versions, updates, releases, refinements, improvements and enhancements of such products and all derivative works (as such term is used in the U.S. copyright laws) based upon any of such products, whether operational, under development, superseded or inactive, including all object code, source code, system and database architecture, design features, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any data bases necessary to operate any such computer program, operating system, application system, firmware or software (all of the foregoing is collectively referred to as the "MATERIAL COMPANY-OWNED SOFTWARE"), as relating to the Company's and its Affiliates' respective businesses as conducted by the Company and its Affiliates at all times on and before the Effective Time, free and clear of any liens, licenses (other than written license agreements with customers entered into by the Company in the ordinary course of business and in the form provided by the Company to Parent) or other encumbrances which would in any way limit or restrict the Company's ability to market, license, sell, modify, update, and/or create derivative works for, the Material Company-Owned Software. The Material Company-Owned Software does not incorporate or embody any third-party Intellectual Property.

                  (f) Except as set forth in Section 4.13(f) to the Company Disclosure Schedule, to the extent that any author or developer of any Material Company-Owned Software was not a regular full-time employee of the Company or its predecessors working within the scope of his or her employment with the Company or its predecessors, at the time such Person contributed to the creation or modification of any Material Company-Owned Software, such author or developer has irrevocably assigned to the Company or its predecessors, as applicable, in writing all copyrights, patent rights, trade secrets and other Intellectual Property in such Person's work with respect to such Material Company-Owned Software. None of the Material Company-Owned Software is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company, any of its predecessors or any third Person, nor do such have any interest therein or right thereto, including the right to royalty payments.

                  (g) To the knowledge of the Company, none of the Material Company-Owned Software or its respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property of any Person. To the knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Material Company-Owned Software.

                  Section 4.14. Title to and Condition of Properties.

                  (a) The Company owns or holds under valid leases all real property and all properties, assets and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such real property, properties, assets and equipment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Section 4.14(b) to the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property and interests in real property owned in fee by the Company or its Subsidiaries (the "OWNED REAL PROPERTY") and the address thereof. Except as set forth in Section 4.14(b) to the Company Disclosure Schedule, the Company or one of its Subsidiaries holds good and marketable fee title to each of the Owned Real Property, free and clear of any liens, mortgages, easements, rights-of-way, licenses, use restrictions, claims, charges, options, title defects or encumbrances of any nature whatsoever, except for the Permitted Encumbrances. All aspects of the Owned Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Permitted Encumbrances, and there are no matters that create, or that with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Encumbrances. As used herein, the term "PERMITTED ENCUMBRANCES" means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business that are less than $10,000 in amount; or (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances of record or incurred or suffered in the ordinary course of business and that, individually or in the aggregate, (A) are not substantial in amount in relation to the applicable Owned Real Property; and (B) do not materially detract from the use, utility or value of the applicable Owned Real Property or otherwise materially impair the Company's present business operations at such location.

                  (c) All leases pursuant to which the Company or any of its Subsidiaries leases real property are valid and effective and in accordance with their respective terms, and there is not, under any such lease, any existing default or event of default by the Company or its Subsidiaries (or event that, with notice or lapse of time or both, would constitute a material default by the Company or its Subsidiaries), except where such default could not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the Company has all permits or licenses necessary to use its leased real property, except where the failure to obtain such permits or licenses could not reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 4.15. Employee Benefit Plans.

                  (a) The following terms have the definitions given below:

                  "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of

        Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and
        (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

                  "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
         Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                  "PLANS" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to the Company or any of its Subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy, practice or agreement, employment agreement, consulting agreements, salary continuation agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                  (b) Section 4.15(b) to the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Parent and except as set forth in Section 4.15(b) to the Company Disclosure Schedule, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

                  (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "QUALIFIED PLAN"), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. There are no existing circumstances nor any events that have occurred that would be reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States, other than qualification matters that can be corrected without material liability.

                  (d) All material contributions required to be made by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made in a substantially timely manner or paid in full and through the Closing Date will be made in a substantially timely manner or paid in full. There are no Plans or related trusts maintained outside the United States.

                  (e) Except as disclosed in Section 4.15(e) to the Company Disclosure Schedule, the Company and its Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

                  (f) No Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                  (g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA other than transactions that are not likely to have a Material Adverse Effect on the Company or its Subsidiaries.

                  (h) Except as set forth in Section 4.15(h) of the Company Disclosure Schedule, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA or similar state laws, neither the Company nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                  (i) Except as disclosed in Section 4.15(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement nor any shareholder, board or other approval of such transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 4.15(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code). The maximum aggregate dollar value of all obligations of the Company and its Subsidiaries with respect to their directors, officers, employees and consultants pursuant to all employment, consulting, severance, salary continuation, change in control, parachute or similar agreements or Plans (all such arrangements, the "SECTION 4.15(I) ARRANGEMENTS"), excluding any obligations of the Company with respect to continuation of specific retirement and welfare benefits as provided for in the
Section 4.15(i) Arrangements and assuming in each case the consummation of the transactions contemplated by this Agreement and, where relevant, the termination (or constructive termination, as the case may be) of such directors, officers, employees or consultants effective as of the Closing Date, does not exceed the amount set forth in Section 4.15(i) to the Company Disclosure Schedule. The names of all such directors, officers, employees or consultants who are parties to or beneficiaries of the Section 4.15(i) Arrangements (other than the broadbased Severance Benefit Plan, effective February 20, 1998) are set forth in
Section 4.15(i) to the Company Disclosure Schedule.

                  (j) There are no pending or, to the knowledge of the Company, threatened Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

                  (k) No material disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Company or any of its Subsidiaries has occurred or is reasonably expected to occur.

                  Section 4.16. Contracts.

                  (a) All material contracts required to be filed prior to the date hereof by the Company or any of its Subsidiaries pursuant to Regulation S-K have been filed as exhibits to, or incorporated by reference in, a Company SEC Document filed after December 31, 2001 and prior to the date hereof (such agreements, the "COMPANY SEC AGREEMENTS"). Except as entered into after the date hereof in compliance with the terms of this Agreement, Section 4.16 to the Company Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a "CONTRACT"), other than any Contract that is a Company SEC Agreement, that fall within any of the following categories:

                           (i) Contracts not entered into in the ordinary course of business, other than those that are not material to the Company's business,

                           (ii) joint venture, partnership and similar
         Contracts,

                           (iii) service Contracts or equipment leases involving payments by the Company of more than $100,000 per year or $250,000 in the aggregate,

                           (iv) Contracts that contain minimum purchase conditions in excess of $250,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company or its Affiliates, or any customer, licensee or lessee thereof,

                           (v) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000 per Contract,

                           (vi) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals,

                           (vii) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Parent or its Subsidiaries (other than the Company and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals,

                           (viii) Contracts relating to the lease or sublease of or sale or purchase of, or the servicing of, real or personal property involving any annual expense or price in excess of $100,000,

                           (ix) Contracts with any labor organization or union,

                           (x) Contracts relating to indebtedness for borrowed money (including guaranties) or to any sale-leaseback or leveraged lease or that is an interest rate swap, equity swap or other swap or derivative instrument, other than trade payables and accrued expenses arising in the ordinary course of business consistent with past practices,

                           (xi) Indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other Contracts or instruments of the Company or any of its Subsidiaries or commitments for the borrowing or the lending by the Company or any of its Subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its Subsidiaries,

                           (xii) Contracts with the 10 largest customers of the Company and its Subsidiaries on a consolidated basis, based on revenues derived from such customers for the calendar month of May 2002 (provided that, for purposes of this paragraph, any group of affiliated or commonly owned or controlled customers shall be treated as a single customer),

                           (xiii) Contracts providing for "earn-outs," "savings guarantees," "performance guarantees," or other contingent payments by the Company in excess of $50,000 in the aggregate,

                           (xiv) Contracts with or for the benefit of any Affiliate of the Company or immediate family member thereof (other than the Company's Subsidiaries),

                           (xv) Contracts pursuant to which the Company or any of its Subsidiaries obtains the right to use any Intellectual Property from any Person other than the Company or any of the Company's Subsidiaries,

                           (xvi) Contracts giving any Person the right to require the Company to register shares of capital stock or to participate in any such registration,

                           (xvii) Contracts outside of the ordinary course of business that contain material indemnification obligations of the Company or any of its Subsidiaries to any Person,

                           (xviii) material Contracts under which there are, or have been in the past six months, to the knowledge of the Company, any material default by any party thereto, including the Company and its Subsidiaries,

                           (xix) Contracts, or amendments or supplements, that individually or in the aggregate, amount to a material change to the terms of payment or payment practices with respect to existing Contracts relating to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of the Company's accounts receivable or accounts payable,

                           (xx) Contracts having the effect of limiting the freedom of any Person to compete with the Company or any of its Subsidiaries in any line of business in any geographic area or to hire any individual or group of individuals employed by the Company or any of its Subsidiaries, and

                           (xxi) Contracts outside the ordinary course of business with respect to the sale, disposition or encumbrance of any assets or businesses material to the business of the Company as presently conducted.

The Company SEC Agreements, together with the Contracts required to be disclosed in Section 4.16 of the Company Disclosure Schedule are referred to herein as the "COMPANY DISCLOSED CONTRACTS". The Company has previously made available to Parent true and complete copies of those Company Disclosed Contracts requested by Parent.

                  (b) Each of the Company Disclosed Contracts is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except for such Company Disclosed Contract that, if not so valid and binding, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is or is alleged to be nor, to the knowledge of the Company, is any other party thereto, in breach or violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a material default under or permit the termination of, or give rise to or accelerate the timing of any material rights or penalties under, any Company Disclosed Contract.

                  Section 4.17. Labor Matters. Except as set forth in Section
4.17 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor contracts or collective bargaining agreements. There is no labor strike, dispute or stoppage pending, or, to the knowledge of the Company, threatened, against the Company, and neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2000. To the knowledge of the Company, since January 1, 2000, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company or any of its Subsidiaries.

                  Section 4.18. Undisclosed Liabilities.

                  (a) Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company at March 31, 2002 included in the Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002 (the "COMPANY RECENT BALANCE SHEET"), (ii) as incurred since the date of the Company Recent Balance Sheet in the ordinary course of business consistent with past practice or (iii) as set forth in Section 4.18(a) to the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Except as set forth in Section 4.18(b) to the Company Disclosure Schedule, since March 31, 2002 through the date of this Agreement, the Company has not engaged in any transaction that, if done after the execution of this Agreement, would violate Section 5.3(b).

                  Section 4.19. Licenses; Permits; Compliance.

                  (a) To the knowledge of the Company, the Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), and there is no Action, pending or, to the knowledge of the Company, threatened, regarding any of the Company Permits. The Company and its Subsidiaries are not in material conflict with, or in material default or violation of, any of the Company Permits.

                  (b) Except as set forth in Section 4.19(b) to the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

                           (i) all necessary approvals from Governmental Authorities for all drug and device products that are manufactured, distributed and/or sold by the Company and its Subsidiaries have, to the knowledge of the Company, been obtained, and the Company and its Subsidiaries are in substantial compliance with the most current form of each applicable approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by the Company and its Subsidiaries of such products;

                           (ii) to the knowledge of the Company, none of the Company, its Subsidiaries, nor any officer, employee or agent of the Company or its Subsidiaries (during the term of such individual's employment by the Company or while acting as an agent of the Company) has made any untrue statement of a material fact or fraudulent statement to the United States Food and Drug Administration, (the "FDA") or any other Governmental Authorities, or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authorities;

                           (iii) to the knowledge of the Company, no article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) or distributed by the Company or any of its Subsidiaries is adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or similar governmental act or law of any jurisdiction; and

                           (iv) to the knowledge of the Company, none of the Company, its Subsidiaries, nor any officer, employee or agent of the Company (during the term of such individual's employment by the Company or while acting as an agent of the Company) nor its Subsidiaries or Affiliates has been convicted of any crime, or engaged in any conduct, for which debarment or similar punishment is mandated or permitted by any Applicable Laws.

                  (c) Except as set forth in Section 4.19(c) to the Company Disclosure Schedule, to the extent necessary to operate the Company's business as presently conducted, the Company and its Subsidiaries are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "MEDICARE AND MEDICAID PROGRAMS" and, together with such other similar federal, state or local reimbursement or governmental programs for which the Company and its Subsidiaries are eligible, the "GOVERNMENT PROGRAMS") and have current provider agreements for such Government Programs and, to the knowledge of the Company, except where the failure to so have could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect on the Company, with such private non-governmental programs, including any private insurance program under which they, directly or indirectly, are presently receiving payments (such non-governmental programs, the "PRIVATE PROGRAMS"). Set forth in Schedule 4.19(c) to the Company Disclosure
Schedule is a correct and complete list of such authorizations and provider agreements under all of the Government Programs, complete and correct copies of which have been provided to the Parent. True, complete and correct copies of all surveys of the Company, its Subsidiaries or their respective predecessors in interest conducted in connection with any of the Government Programs, the Private Programs or licensing or accrediting body during the past two years have been made available to the Parent.

                  (d) Except as set forth in Section 4.19(d) to the Company Disclosure Schedule, to the knowledge of the Company, there is no pending or threatened Action by any Governmental Authority to revoke, cancel, suspend, modify in any material respect or refuse to renew any of the Company Permits or the items listed in Schedule 4.19(c) to the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any notice of any

Action pending or recommended by any Governmental Authority having jurisdiction over any of the Company Permits or the items listed in Section 4.19(c) to the Company Disclosure Schedule, either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of the Company or any of its Subsidiaries in any of the Government Programs or the Private Programs. To the knowledge of the Company, and except as could not, individually or in the aggregate, reasonably be expected to prejudice the ability of Parent or any of its Subsidiaries to obtain any necessary licenses or permits as of and after the Closing or to materially interfere with or limit the business of Parent or any of its Subsidiaries after the Closing on an ongoing basis, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the Company Permits or the items listed in Section 4.19(c)(ii) to the Company Disclosure Schedule, or to terminate or modify the participation of the Company or any of its Subsidiaries in any of the Government Programs or the Private Programs. Except as listed in Section 4.19(d) to the Company Disclosure Schedule, to the knowledge of the Company, there has been no decision not to renew any provider or third-party payor agreement of the Company or any of its Subsidiaries by any Governmental Authority, and no consent or approval of, prior filing with or notice to, or any Action by, any Governmental Authority or any other third party in connection with the transfer or change of ownership of such Company Permit, or the Government Programs or the Private Programs, by reason of the assignment thereof to the Company upon consummation of the Merger.

                  (e) Except as set forth in Section 4.19(e) to the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all reports and billings required to be filed by it prior to the date hereof in accordance with the Government Programs and the Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all Applicable Laws governing reimbursement and payment claims, except for failures that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Parent. Except as set forth in Section 4.19(e) to the Company Disclosure Schedule, each of the Company and its Subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports and billings and has no unpaid liability under any of the Government Programs or the Private Programs for any refund, overpayment, discount or adjustment, except for failures to pay that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.19(e) to the Company Disclosure Schedule, (i) there are no pending material Actions relating to such prior reports or billings, and (ii) to the knowledge of the Company, during the last two years, the Company and its Subsidiaries have not been subject to any material audit or examination by any of the Government Programs or the Private Programs. There are no other reports required to be filed by Parent in order to be paid under any of the Government Programs or the Private Programs for services rendered by the Company or its Subsidiaries, except for reports not yet due and except for reports the failure of which to be filed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 4.20. Institutional Pharmacy Business.

                  (a) Section 4.20 to the Company Disclosure Schedule lists each Company pharmacy utilized by the Company or its Subsidiaries in connection with its pharmacy business and indicates (i) the location of such pharmacy and (ii) whether such pharmacy is owned or held pursuant to a leasehold interest. No other Person has any beneficial ownership or interest in or to any such pharmacy nor does any other Person have any right or option to acquire any beneficial ownership or interest in or to any such pharmacy.

                  (b) Except as set forth in Section 4.20(b) to the Company Disclosure Schedule, the Company and its Subsidiaries have not violated, and are not now in violation of, 42 U.S.C.ss.ss.1320a-7, 1320a-7a, 1320a-7b, 1395nn or 1396b.

                  (c) Except as could not, individually or in the aggregate, reasonably be expected to prejudice the ability of Parent or any of its Subsidiaries to obtain required licenses or permits as of and after the Closing or to materially interfere with or limit the institutional pharmacy business of Parent or any of its Subsidiaries after the Closing on an ongoing basis and, except as set forth on Section 4.19(c) to the Company Disclosure Schedule, (i) the Company and its Subsidiaries are duly licensed to provide pharmacy services in all states in which they do business, and also are participants in the Medicare program and the Medicaid programs of the states listed in Section 4.19 to the Company Disclosure Schedule and (ii) the Company and its Subsidiaries are in compliance with all Applicable Laws affecting (A) such licenses and (B) the participation by the Company's pharmacies in the Medicare and Medicaid programs.

                  Section 4.21. Environmental Matters. Except for matters disclosed in Section 4.21 to the Company Disclosure Schedule, (a) to the knowledge of the Company, the properties, operations and activities of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending, or, to the knowledge of the Company, threatened, Action under any Environmental Law; (c) to the knowledge of the Company, there has been no material release of any Hazardous Material into the environment by the Company or its Subsidiaries in connection with their current or former properties or operations in violation of applicable Environmental Laws; and (d) to the knowledge of the Company, there has been no material exposure of any Person or property to any Hazardous Material in connection with the current or former properties, operations and activities of the Company and its Subsidiaries in violation of applicable Environmental Laws. "ENVIRONMENTAL LAWS" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "HAZARDOUS MATERIALS") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "ENVIRONMENTAL PERMIT" means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.

                  Section 4.22. Accounts Receivable; Accounts Payable; Inventories and Cash.

                  (a) All accounts and notes receivable of the Company have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the Company Recent Balance Sheet is, as of the date of the Company Recent Balance Sheet, adequate and established in accordance with GAAP consistently applied, subject to year-end adjustments and accruals in the ordinary course of business and not material in amount. Since March 31, 2002, there has been no event or occurrence that, when considered, individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Except as set forth in Section 4.22(b) to the Company Disclosure Schedule, since January 1, 2002, neither the Company nor any of its Subsidiaries has, with respect to any non-de minimus portion of its trade accounts payable, (i) failed to pay its trade accounts payable in the ordinary course, or (ii) extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

                  (c) The assets of the Company and its Subsidiaries that are inventories (i) are in good and merchantable condition; (ii) to the knowledge of the Company, have been purchased by the Company or its Subsidiaries directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable; and (iii) are not past the manufacturer's expiration date or less than 30 days from the manufacturer's expiration date, except for such failures as could not reasonably be expected to have a Material Adverse Effect on the Company and do not involve, affect or relate to more than 5% of such inventories by value.

                  (d) The amount of cash on hand of the Company and its Subsidiaries on a consolidated basis (determined as set forth in Exhibit C) (the "CASH ON HAND"), as of the date of this Agreement, is not less than $35,000,000.

                  Section 4.23. Insurance. Section 4.23 to the Company Disclosure Schedule lists all insurance policies of the Company and its Subsidiaries presently in effect, and (a) copies of each such policy, as well as the loss run history under and premium for each such policy, has been made available to Parent prior to the date hereof, or (b) with respect to such policies as have not been made available to Parent prior to the date hereof, such policies are in all material respects in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of the Company or its Subsidiaries, and are consistent with past practice.

                  Section 4.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Candlewood Partners, LLC, the Company's financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company Stockholders from a financial point of view. The Company has provided a copy of such opinion to Parent, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

                  Section 4.25. Related Parties. Except as set forth in Section
4.25 to the Company Disclosure Schedule and except for transactions between the Company and its directly or indirectly wholly owned Subsidiaries or between two or more directly or indirectly wholly owned Subsidiaries of the Company, (i) no Affiliate of the Company is a party with the Company or any of its Subsidiaries to an agreement that will continue after the Closing Date; (ii) no Affiliate of the Company owes any money to, nor is such Affiliate owed any money by, the Company or any of its Subsidiaries, other than pursuant to Plans and other than reimbursement for or advancement of routine expenses; (iii) neither the Company nor any of its Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate of the Company; and (iv) since March 31, 2002, neither the Company nor any of its Subsidiaries has made any payment to, or engaged in any transaction with, an Affiliate of the Company, or any affiliate of any such Affiliate of the Company, other than pursuant to Plans and other than reimbursement for or advancement of routine expenses.

                  Section 4.26. Special Committee; Board Recommendation; Required Vote.

                  (a) The special committee of independent directors of the Board of Directors of the Company (the "SPECIAL COMMITTEE"), at a meeting duly called and held, has, by unanimous vote of its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Persons (other than Jon H. Outcalt and Kevin B. Shaw) to whom the Board of Directors of the Company owes fiduciary duties under Applicable Laws, and (ii) resolved to recommend that the full Board of Directors of the Company approve and adopt this Agreement and the transactions contemplated thereby and make the Company Board Recommendation.

                  (b) The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of all of its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Persons to whom the Board of Directors of the Company owes fiduciary duties, and (ii) resolved to recommend that the holders of shares of Company Class A Common Stock and the holders of shares of Company Class B Common Stock approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the "COMPANY BOARD RECOMMENDATION"). The affirmative vote of holders of a majority of the voting power of the outstanding shares of the Company Common Stock, voting together as a single class (the "REQUIRED COMPANY STOCKHOLDER APPROVAL"), is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

Section 4.27. Section 203 of the DGCL; No Rights Agreement. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Voting Agreement,

(ii) the Merger and (iii) the transactions contemplated by this Agreement and the Voting Agreement. The Company does not have any stockholders or shareholder rights agreement or any similar type of anti-takeover agreement.

                  Section 4.28. Reorganization. As of the date hereof, to the knowledge of the Company after due inquiry, none of the Company or any Affiliate of the Company has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  The parties to this Agreement agree that:

                  Section 5.1. Mutual Covenants.

                  (a) HSR Act Filings; Reasonable Efforts; Notification.

                           (i) Each of Parent and the Company shall (A) make or cause to be made the filings required of such party or any of its Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, as promptly as practicable and in any event the initial filing with respect to this Agreement, if required, shall be made within 10 business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its Subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors reasonably prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

                           (ii) Subject to Section 5.1(a)(iv), each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith and subject to Section 5.1(a)(iv), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist such Action, and to have vacated, lifted, reversed, or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Parent determines that litigation is not in its best interests. Subject to Section 5.1(a)(iv), each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

                           (iii) Subject to Section 5.1(a)(iv) below, each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including
         (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or the Company from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement and the Registration Statement, (D) the execution and delivery of any additional instruments reasonably necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement, and (E) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries' and Affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this paragraph (iii).

                           (iv) At the request of Parent, the Company and its Subsidiaries shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this
         Section 5.1(a), neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets. Anything to the contrary in this Agreement notwithstanding, Parent and its Subsidiaries shall not be required to hold separate (including by trust or otherwise) or to divest any of the respective businesses, Subsidiaries or assets of Parent and any of its Subsidiaries and/or the Company and any of its Subsidiaries, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses in order to satisfy any of their respective obligations under this Agreement, including under this Section 5.1.

                  (b) Public Announcements. The initial press release concerning the transactions contemplated by this Agreement shall be a joint press release. Unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with, and use all reasonable efforts to accommodate the comments (including as to timing) of Parent, and the Parent shall consult with, and use all reasonable efforts to accommodate the comments (including as to timing) of the Company before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

                  (c) Registration Statement; Other Filings; Board Recommendations.

                           (i) As promptly as practicable after the execution of this Agreement, the Company and Parent will cooperate in preparing and will file with the Commission the Registration Statement, which shall include the Proxy Statement. Each of the Company and Parent will respond jointly and promptly to any comments of the Commission, will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company will cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practicable time after the Registration Statement has been declared effective by the Commission. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other federal, state, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). No amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Company or Parent, without the prior approval of the other party except as required by Applicable Laws, and then only to the extent necessary. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the Commission or its staff or any other government officials and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Commission or its staff or any other Governmental Authority, and/or mailing to the Company Stockholders, such amendment or supplement.

                           (ii) The Company Board Recommendation shall be included in the Proxy Statement, except that the Board of Directors of the Company may withdraw or modify in a manner adverse to Parent such recommendation only if the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the directors of the Company to comply with their fiduciary duties to those Persons to whom the Board of Directors of the Company owes fiduciary duties under Applicable Laws.

                 (d) Notice of Breaches; Updates.

                           (i) Parent shall, promptly upon receiving knowledge thereof, deliver to the Company written notice of any event or development that would (A) render any statement, representation or warranty of Parent in this Agreement (including the Parent Disclosure Schedule) inaccurate or incomplete in any material respect or (B) constitute or result in a breach by Parent of, or a failure by Parent to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                           (ii) The Company shall, promptly upon receiving knowledge thereof, deliver to Parent written notice of any event or development that would (A) render any statement, representation or warranty of the Company in this Agreement (including the Company Disclosure Schedule) inaccurate or incomplete in any material respect or (B) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                  (e) Outstanding Notes.

                           (i) Prior to the Closing, the Company shall take all such actions as are required to be taken in advance of the Closing, including, without limitation, providing any required notices on a timely basis, in order to permit the Surviving Corporation to redeem the Notes on the Closing Date in accordance with the terms of Article Eleven of the Indenture, dated as of August 13, 1997, between the Company and Wells Fargo, as successor trustee, relating to the Notes (the "INDENTURE"), as if the Closing Date were the Redemption Date (as defined in the Indenture).

                           (ii) Subject to the Company's compliance with the preceding paragraph, Parent shall cause the Surviving Corporation to redeem the Notes, in accordance with the terms of Article Eleven of the Indenture, on the Closing Date concurrently with or promptly after the Effective Time.

                  Section 5.2. Covenants of Parent.

                  (a) Conduct of Parent's Operations. During the period from the date of this Agreement to the Effective Time, Parent shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees, and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

                  (b) Indemnification; Directors' and Officers' Insurance.

                           (i) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company Certificate of Incorporation or the Company By-Laws as in effect as of the date of this Agreement, and

                           (ii) Parent shall use all reasonable efforts to cause the Surviving Corporation or Parent to maintain in effect the Company's fully paid existing directors' or officers' liability insurance and, to the extent the existing policy cannot be maintained, to obtain for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Parent shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in
         Section 4.23 to the Company Disclosure Schedule but in such case shall purchase as much coverage as reasonably practicable for such amount.

                  (c) Nasdaq Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock issuable pursuant to the Merger or upon the exercise of Parent Exchange Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

                  (d) Employee Benefits. For a period of 12 months after the Closing Date, Parent or the Surviving Corporation shall provide employees of the Surviving Corporation with (i) wages or salaries, and commissions, as applicable, and (ii) employee pension and welfare benefits, in each case, that are substantially similar in the aggregate to those provided to such employees immediately prior to the Closing Date or those provided to similarly situated employees of the Parent and its Affiliates or their Subsidiaries at the sole discretion of Parent.

Subject to the preceding sentence, Parent and the Surviving Corporation shall have the right to amend or terminate any benefit plan, program or arrangement. Nothing contained in this Agreement shall prevent, limit or restrict in any way Parent's or the Surviving Corporation's right to terminate the employment or services of any Person at any time following the Closing Date, nor shall it be construed as a guarantee of employment to any Person.

                  (e) Tax-Free Treatment. Parent shall use best efforts to cause the Merger to constitute a "reorganization" under Section 368(a) of the Code. Upon the request of the Company, Parent shall deliver to the Company and/or its counsel a representation letter, in form and substance reasonably satisfactory to counsel to the Company and counsel to Parent, setting forth facts relating to Parent and Sub relevant to the availability of such "reorganization" treatment and confirming Parent's compliance with the first sentence of this Section 5.2(e).

                  (f) Maintenance of Operations at the Beachwood Location. Parent shall cause the Surviving Corporation to maintain business operations at the Beachwood, Ohio facility for a period of one year from the Closing Date.

                  Section 5.3. Covenants of the Company.

                  (a) The Company Stockholders Meeting. The Company shall take all action in accordance with the United States federal securities laws, the DGCL and the Company Certificate of Incorporation and the Company By-Laws necessary to duly call, give notice of, convene and hold a special meeting of the Company Stockholders, to be held on the earliest practicable date determined in consultation with Parent, for the purpose of obtaining the Required Company Stockholder Approval (the "COMPANY STOCKHOLDERS MEETING"). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Company Stockholders Meeting without Parent's consent. The Board of Directors of the Company shall submit this Agreement to the Company Stockholders, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies the Company Board Recommendation. The Company shall solicit from the Company Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the DGCL and the Company Certificate of Incorporation and Company By-Laws to authorize and adopt this Agreement and the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company agrees that its obligations pursuant to this
Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal.

                  (b) Conduct of the Company's Operations. The Company shall conduct its operations in the ordinary course consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect (except as a result of the implementation of FAS142 as required by the Financial Accounting Standards Board). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company and each of its Subsidiaries shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(b) to the Company Disclosure Schedule, without the prior written consent of Parent:

                           (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (other than dividends or distributions from any directly or indirectly wholly owned subsidiary of the Company to the Company or another directly or indirectly wholly owned subsidiary of the Company) or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock;
         (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Company Options that are outstanding as of the date of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company capital stock;

                           (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any non-de minimis portion of its property or assets other than in the ordinary course of business consistent with past practice;

                           (iii) make or propose any changes in its certificate of incorporation, by-laws or other similar governing documents;

                           (iv) merge or consolidate with any other Person or dissolve, liquidate, restructure or otherwise alter the corporate structure of the Company or any of its Subsidiaries;

                           (v) acquire a material amount of assets or capital stock of any other Person;

                           (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other Person other than trade payables in the ordinary course of business, consistent with past practice;

                           (vii) create any Subsidiaries;

                           (viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees of the Company (except for severance agreements, which, in all cases, shall require the prior written consent of Parent), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, except as may be required by Applicable Laws or existing contractual arrangements disclosed to Parent prior to the date hereof, or grant, reprice, or accelerate the exercise or payment of any Company Options or other equity-based awards;

                           (ix) enter into, adopt or amend any Plan, except as shall be required by Applicable Laws;

                           (x) take any action that could give rise to severance benefits (including payments under any Section 4.15(i) Arrangement) payable to any Person set forth in Section 4.15(i) to the Company Disclosure Schedule (including taking any action that could give rise to a claim of "Good Reason" termination or similar claim by any such Person);

                           (xi) change any material method or principle of Tax or financial accounting, except to the extent required by Applicable Laws or GAAP as advised by the Company's regular independent accountants;

                           (xii) settle any Actions, whether now pending or made or brought after the date of this Agreement involving, individually or in the aggregate, an amount in excess of $250,000;

                           (xiii) modify, amend or terminate, or waive, release or assign any material rights or claims, or fail to exercise a right of renewal, with respect to, any Company Disclosed Contract, any other material contract to which the Company or a Subsidiary is a party or any confidentiality agreement to which the Company or a Subsidiary is a party;

                           (xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

                           (xv) make any change to the terms of payment or payment practices that, individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of the Company's accounts receivable or accounts payable;

                           (xvi) incur, make or commit to any capital expenditures not provided for in the Company's annual capital expenditures budget provided to Parent on or prior to the date of this Agreement;

                           (xvii) fail to use all commercially reasonable efforts to collect the Company's outstanding receivables;

                           (xviii) generate, create or allow any receivables other than in the ordinary course of business consistent with past practice;

                           (xix) other than with respect to transactions between the Company and its directly or indirectly wholly owned Subsidiaries or between two or more of the Company's directly or indirectly wholly owned Subsidiaries, make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

                           (xx) make any payment to, or engage in any transaction with, or guarantee or assume any obligation or indebtedness of, or relieve any obligation to the Company or any of its Subsidiaries of, any Affiliate of the Company, or any affiliate of any such Affiliate of the Company, other than pursuant to Plans (to the extent permissible in light of clause (viii) of this Section 5.3(b)) and other than reimbursement for or advancement of routine expenses;

                           (xxi) incur, make or commit to any fees related to this Agreement and the transactions contemplated hereby (including fees of attorneys, accountants and investment bankers, including regular fees and any success-based fees or fees contingent upon such transactions) such that the aggregate of such fees payable as of the Closing Date or, thereafter, as a result of the Closing exceeds the amounts set forth in Section 4.6 to the Company Disclosure Schedule.

                           (xxii) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

                           (xxiii) except in the ordinary course of business consistent with past practice (A) make, revoke or amend any material Tax election, (B) settle or compromise any material claim or assessment with respect to Taxes, but only if such settlement or compromise would either individually result in a Tax liability in excess of $250,000 or in combination with all other material Tax claims or assessments settled or compromised since the date of this Agreement result in aggregate Tax liabilities in excess of $250,000, (C) execute any consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes, or
         (D) amend any material Tax Returns except in connection with the settlement or compromise of a claim or assessment that would not either individually result in a Tax liability in excess of $250,000 or in combination with all other material Tax claims or assessments settled or compromised since the date of this Agreement result in aggregate Tax liabilities in excess of $250,000;

                           (xxiv) other than pursuant to this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries that is inconsistent with the prompt consummation of the transactions contemplated by this Agreement, or could otherwise reasonably be expected to have a Material Adverse Effect on the Company;

                           (xxv) make any payment or distribution to, on or in respect of, or set aside any funds or establish any "sinking" or similar fund for or in respect of the Notes, whether in respect of interest, repayment of principal or otherwise;

                           (xxvi) take any action that could reasonably be expected to result in the representations and warranties set forth in
         Article IV becoming false or inaccurate in any material respect;

                           (xxvii) permit or cause any of its Subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

                           (xxviii) agree in writing or otherwise to take any of the foregoing actions.

                  (c) Acquisition Proposals.

                           (i) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company authorize or permit any of its officers, directors or employees to, and shall use all reasonable efforts to cause any investment banker, financial advisor, attorney, accountant, or other representatives retained by them or any of their respective Subsidiaries not to: (i) solicit, initiate, encourage (including by way of furnishing information), knowingly facilitate or induce (directly or indirectly) any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or offer for an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or, subject to Section 5.1(c)(ii), recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby.

                           (ii) Within two business days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that the Company reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall provide Parent, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                           (iii) The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and, upon request by Parent, shall request the return or destruction of all confidential information provided to any such Person.

                           (iv) The foregoing notwithstanding, the Company and Board of Directors of the Company may, (A) prior to receipt of the Required Company Stockholder Approval, furnish nonpublic information to, or enter into discussions with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person if and only to the extent that (I) the Company is not then in breach of its obligations under this Section 5.3(c); (II) the Company Board of Directors believes in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is, or is likely to result in, a Superior Proposal and (III) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement or (B) comply with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal.

                           (v) The Company (A) agrees not to release any Person from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or that could affect, an Acquisition Proposal and (B) acknowledges that the provisions of clause (A) are an important and integral part of this Agreement.

                           (vi) "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, any (A) direct or indirect acquisition or purchase of the Company or any of its Subsidiaries that constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole;
         (B) direct or indirect acquisition or purchase of 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 40% or more of the face value of the Notes; (C) tender offer or note exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (D) the direct or indirect repurchase, retirement, exchange, refinancing or restructuring of 10% or more of the Company's outstanding Notes; or (E) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal obtained not in breach of this Section 5.3(c) for or in respect of all of the outstanding Company capital stock and all of the outstanding Notes, on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable to the persons to whom it owes fiduciary duties under Applicable Laws than the Merger.

                  (d) Affiliates of the Company. The Company shall use all reasonable efforts to cause each such person that may be at the Effective Time or was on the date hereof an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to Parent, not less than 30 days prior to the date of the Company Stockholders Meeting, the written undertakings in the form attached to this Agreement as Exhibit B (the "COMPANY AFFILIATE LETTER"). No later than 45 days prior to such date, the Company, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the Persons who, in the Company's opinion, may be deemed to be affiliates of the Company under the preceding sentence. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Letter on the certificates evidencing any of the shares of Parent Common Stock to be received by (i) any such affiliate of the Company specified in such letter or
(ii) any Person that Parent reasonably identifies (by written notice to the Company) as being a Person that may be deemed an affiliate, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Common Stock, consistent with the terms of the Company Affiliate Letters, regardless of whether such Person has executed a Company Affiliate Letter and regardless of whether such Person's name appears on the letter to be delivered pursuant to the preceding sentence.

                  (e) Access. Subject to contractual restrictions existing as of the date hereof and legal restrictions (including, without limitation, under Antitrust Laws), upon reasonable notice throughout the period prior to the earlier of the Effective Time or the Outside Date, the Company shall permit representatives of Parent to have full access during normal business hours to the Company's premises, properties, personnel (including senior executives), books, records, contracts and documents; provided, however, that such access shall be conducted in such a manner as to not unreasonably interfere with the Company's business. Parent will keep the information obtained pursuant to this
Section 5.3(e) confidential pursuant to the terms of the letter agreement related to confidentiality, dated as of January 11, 2002, by and between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, in accordance with the terms of the Confidentiality Agreement. No investigation conducted pursuant to this
Section 5.3(e) shall affect or be deemed to modify any representation or warranty made in this Agreement.

                  (f) Closing Inventory. Parent, Sub and their representatives (including their outside auditors) shall be permitted to monitor the Company's regularly scheduled monthly inventories between the date hereof and the Closing. The inventories shall be undertaken in accordance with the procedures in
Schedule 5.3(f), unless otherwise agreed by the parties. The Company shall conduct (and Parent, Sub and their representatives (including their outside auditors) shall be permitted to monitor) a physical inventory in conjunction with the preparation of the Company's September monthly financial statement at locations specified by Parent representing approximately 15% of the Company's inventory balance (which locations shall be in addition to those locations included in the Company's existing cycle count schedule, which Parent is entitled to monitor pursuant to the first sentence of this paragraph), as well as a physical inventory at the Vanguard packaging facility.

                  (g) Closing Cash on Hand. On the date that is two business days prior to the Closing Date (the "CASH TEST DATE"), and in accordance with the procedures set forth in Exhibit C, the Company's independent outside auditor shall determine the amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of the open of business on the Cash Test Date (the "CASH DETERMINATION"). The Company and its representatives and Parent and Sub and their representatives (including their outside auditors) shall be permitted to monitor and comment upon the Cash Determination. At the Closing, an executive officer of the Company shall deliver a certificate setting forth the amount of Cash on Hand as of the Cash Test Date (the "MEASURED CASH"), signed by such officer on behalf of the Company, certifying that the amount of the Cash on Hand set forth in such certificate is materially accurate. From the date prior to the Cash Test Date through and including the Effective Time, neither the Company nor any of its Subsidiaries shall make (i) any payment that is outside of the ordinary course consistent with past practice as to timing or amount to any Affiliate of the Company or its Subsidiaries, nor (ii) any payment, whether in respect of fees or expenses or otherwise, to any broker, finder, attorney, accountant, investment banker or other advisor, nor (iii) any payment that is outside of the ordinary course consistent with past practice as to timing or amount to any supplier or vendor.

                  (h) Subsequent Financial Statements. The Company shall provide Parent with its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement.

                  (i) Disposal of Illinois Sub. If requested in writing by Parent, the Company shall use all reasonable efforts to (and, if necessary, shall use all reasonable efforts to cause any relevant Subsidiary to) sell or dispose of all of its right, title and interest in NCS Healthcare of Illinois, Inc. (the "ILLINOIS SUB"), including all shares of the capital stock and any other debt or equity interests in the Illinois Sub, on such terms and conditions as Parent may so specify in writing, including as to the retention of liability, it being understood that, for purposes of this Section 5.3(i), the concept of all reasonable efforts shall be understood in light of the terms and conditions imposed by Parent and the time available between the date Parent delivers its written request and the Closing Date.

                  (j) Lease Consents. Prior to the Closing Date, the Company or its relevant Subsidiary shall obtain any consent necessary as a result of the execution, delivery, performance or consummation of this Agreement and the transactions contemplated hereby with respect to the leases set forth in Section 4.5(a) to the Company Disclosure Schedule.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Sub to consummate the Merger shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

                  (a) The Required Company Stockholder Approval shall have been received.

                  (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

                  (c) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose, and no similar proceeding with respect of the Proxy Statement, shall be pending before or threatened by the Commission or any state securities administration.

                  (d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

                  Section 6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Company) of the following conditions:

                  (a) Each of the representations and warranties of each of Parent and Sub set forth in Article III that is qualified by "materiality," "Material Adverse Effect" or similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

                  (b) Each of Parent and Sub shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                  (c) Each of Parent and Sub shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by a duly authorized officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

                  (d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Merger.

                  (e) Subject to compliance by the Company prior to the Effective Time of its obligations pursuant to Section 5.1(e)(i), Parent shall have provided evidence (which may be a certificate signed by an officer of Parent) to the Company that the Note redemption described in
         Section 5.1(e) shall be capable of completion on the Closing Date concurrently with or promptly after the Effective Time in accordance with the terms of Article Eleven of the Indenture.

                  Section 6.3. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Parent) of the following conditions:

                  (a) Each of the representations and warranties of the Company set forth in Article IV that is qualified by "materiality," "Material Adverse Effect" or similar qualifier, and each of the representations and warranties contained in Section 4.4, shall be true and correct in all respects, and each of such representations and warranties that is not so qualified (other than those set forth in Section 4.4) shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

                  (b) The Company shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it (except that the covenant contained in the last sentence of Section 5.3(g) shall have been complied with in all respects) under this Agreement at or prior to the Effective Time.

                  (c) The Measured Cash shall not be less than $35,000,000.

                  (d) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

                  (e) Since the date of this Agreement, there shall not have been any change, event, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

                  (f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Merger.

                  (g) There shall not be pending any Action by a Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to impose any prohibition or limitation, or to require any divestiture, disposal or other action, that Parent would not be required to accept or do under Section 5.1(a)(iv), (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Parent or any of its Subsidiaries.

                  (h) Parent, the Company and their respective Subsidiaries, as applicable, shall have obtained the consent or approval of any Person (excluding any Governmental Authority) whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the Merger or any of the other transactions contemplated by this Agreement, except those that the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or Parent if the Closing were to occur.

                  (i) All Required Governmental Approvals shall have been obtained pursuant to Final Orders, free of any conditions that Parent would not be required to accept pursuant to Section 5.1(a), and all other consents, approval, authorizations or filings the absence of which could reasonably be expected to have a Material Adverse Effect on the Company, or on Parent if the Closing were to occur, shall have been obtained or made.

                  (j) The Dissenting Shares shall not represent more than 15% of the voting power of the outstanding Company capital stock.

                  (k) The Company shall have complied in all respects with its agreements and obligations set forth in Section 5.3(i).

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                  Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any Order of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Merger shall have been entered and such Order shall have become a Final Order;

                  (c) by either Parent or the Company, if the Closing shall not have occurred on or before January 31, 2003 (the "OUTSIDE DATE"); provided, however, that, if the Merger shall not have been consummated by such date solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any Required Governmental Approval not having been received, then such date shall be extended to April 30, 2003; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (d) by the Company, if Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the business day prior to the Outside Date or (B) the date that is 30 days from the date that Parent is notified of such breach;

                  (e) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the business day prior to the Outside Date or (B) the date that is 30 days from the date that the Company is notified of such breach;

                  (f) by the Company or Parent, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (which Order or other action the party seeking to terminate shall have used all reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of
         Section 5.1(a)) enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become a Final Order;

                  (g) by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have withdrawn or changed or modified the Company Board Recommendation in a manner adverse to Parent; (ii) the Board of Directors of the Company or the Special Committee shall have approved, or determined to recommend to the Company Stockholders that they approve an Acquisition Proposal other than that contemplated by this Agreement; (iii) for any reason the Company fails to call or hold the Company Stockholders Meeting within four months of the date hereof; provided that, if the Registration Statement shall not have become effective for purposes of the federal securities laws by the date (the "TARGET DATE") that is 30 business days prior to the date that is four months from the date hereof, then such four-month period shall be extended by the number of days that elapse from the Target Date until the effective date of the Registration Statement;

                  (h) by Parent or the Company, if, at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Approval shall not have been obtained;

                  (i) by Parent, if any party (other than Parent) to the Voting Agreement shall have breached any of its obligations under the Voting Agreement and the Required Company Stockholder Approval is not otherwise obtained, and such breach is not cured prior to the earlier of (i) the date that is 20 business days prior to the Outside Date and
         (ii) the date that is 30 days from the date that the breaching party is notified or becomes aware of such breach; or

                  (j) by Parent, if there shall have been a Material Adverse Effect on the Company.

                  Section 7.2. Effect of Termination.

                  (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of this Section 7.2 and Section 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or their respective directors, officers, or stockholders or shareholders, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for willful breach; provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents.

                  (b) If:

                           (i) Parent shall terminate this Agreement pursuant to
         Section 7.1(g)(iii);

                           (ii) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(h), or Parent shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(i); or

                           (iii) Parent shall terminate this Agreement pursuant to Section 7.1(j);

then, (A) in the case of a termination by Parent under clause (i) above, the Company shall pay in cash to Parent, not later than the close of business on the business day following such termination, a termination fee in an amount equal to $6,000,000 (the "TERMINATION FEE"); (B) in the case of a termination by Parent or the Company under clause (ii) above, if, within 12 months after the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal with any Person (other than Parent or its Subsidiaries) or an Acquisition Proposal is consummated (it being understood that in the event that the Board of Directors of the Company recommends the acceptance by the Company Stockholders of a tender offer or note exchange offer with respect to an Acquisition Proposal, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been entered into on such date), the Company shall pay to Parent, not later than the date such agreement is entered into (or, if no agreement is entered into, the date such transaction is consummated), an amount in cash equal to the Termination Fee; (C) in the case of a termination by Parent under clause (iii) above, the Company shall pay to Parent an amount in cash (not to exceed $5,000,000) equal to Parent's actual, documented expenses (including fees and expenses of its financial advisors and legal counsel) incurred in connection with negotiation, entering into of, and performance under this Agreement and the transactions contemplated hereby (the "EXPENSES"), such payment to be made not later than the third business day following receipt by the Company of a statement from

Parent setting forth the amount of such Expenses. For purposes of this Section 7.2, a proposal or offer will be deemed to have been publicly disclosed, without limitation, if it becomes known to holders of a majority of the voting power of the Company Common Shares.

                  (c) If:

                           (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b), and the Order giving rise to such termination right shall have been entered by a Bankruptcy Court, or

                           (ii) the Closing does not occur on or prior to the Outside Date or either Parent or the Company terminates this Agreement pursuant to Section 7.1(c) and, at such time, each of the conditions to the Company's obligations to complete the Merger set forth in Sections
         6.1 and 6.2 (other than those conditions, such as Section 6.2(c), that are to be satisfied by action to be taken at the Closing, and other than those conditions that are not satisfied as a result of an Action or Order of a Bankruptcy Court or the failure of the Company to comply with any of its agreements, covenant or obligations hereunder) is satisfied or waived by the Company, then, the Company shall pay to Parent, in cash, the sum of (x) the Termination Fee and (y) Parent's Expenses, such payment to be made (1) in the case of the Termination Fee, not later than the close of business on the business day following such termination and (2) in the case of the Expenses, not later than the third business day following receipt by the Company of a statement from Parent setting forth the amount of such Expenses.

                  (d) All payments and reimbursements made under this Section
7.2 shall be made by wire transfer of immediately available funds to an account specified by Parent.

                  Section 7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the Company Stockholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.

                  Section 7.4. Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

                  Section 8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

                  (a) if to Parent or Sub:

                           Genesis Health Ventures, Inc.
                           101 East State Street
                           Kennett Square, PA 19348
                           Telecopy No.: (610) 925-4100
                           Attention: George V. Hager, Jr.

                           with a copy to

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Telecopy No.:  (212) 403-2000
                           Attention:  Mark Gordon, Esq.

                  (b) if to the Company:

                           NCS HealthCare, Inc.
                           3201 Enterprise Parkway, Suite 220
                           Beachwood, Ohio 44122
                           Telecopy No.:  (216) 464-1194
                           Attention:  Jon H. Outcalt

                           with a copy to

                           Benesch, Friedlander, Coplan & Aronoff, LLP
                           2300 BP Tower
                           200 Public Square
                           Cleveland, Ohio  44114
                           Telecopy No.:  (216) 363-4588
                           Attention:  H. Jeffrey Schwartz, Esq.

                  Section 8.3. Interpretation.

                  (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When a reference is made in this Agreement to the Company, such reference shall be deemed to include any and all of the Company's Subsidiaries, individually and in the aggregate. Nothing set forth on any Company Disclosure Schedule shall be deemed or otherwise construed as an admission of liability or wrongdoing. If the end date for any time period or deadline set in this Agreement shall fall on a weekend or legal holiday, then such end date or deadline shall be deemed to fall on the next business day following such weekend or holiday.

                  (b) Information to be disclosed in any section of the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable, shall be deemed to be disclosed for purposes of any other section of such disclosure schedule so long as the applicability or relevance to such other section is reasonably apparent on the face of such disclosure. Capitalized terms used in the Parent Disclosure Schedule or Company Disclosure Schedule not otherwise defined therein have the meaning given them in this Agreement. The foregoing notwithstanding, each of Sections 3.5 and 3.9 of this Agreement may be modified only by the information set forth in Sections 3.5 and 3.9, respectively, to the Parent Disclosure Schedule, and each of Sections 4.7 and 4.11 of this Agreement may only be modified by the information set forth in Sections 4.7 and 4.11, respectively, to the Company Disclosure Schedule.

                  Section 8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

                  Section 8.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof.

                  Section 8.6. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

                  Section 8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party to this Agreement, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

                  Section 8.8. Consent to Jurisdiction; Venue.

                  (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

                  Section 8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance, provided that such party to this Agreement is not in material default hereunder.

                  Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

                  Section 8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party to this Agreement incurring such costs and expenses.

                  Section 8.12. Certain Definitions. The following terms have the definitions given below:

                  (a) "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and shall, without limitation, include any director or officer of the relevant Person;

                  (b) "BANKRUPTCY COURT" means a United States federal court or bankruptcy court having competent jurisdiction over the business or assets of the Company or any of its Subsidiaries pursuant to Title 11 of the United States Code (11 U.S.C. ss. 101 et seq.).

                  (c) "FINAL ORDER" means an Order that has been granted by the relevant Governmental Authority as to which (i) no request for a stay or similar request is pending, no stay is in effect, the Order has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the relevant Governmental Authority does not have the Order under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

                  (d) "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

                  (e) "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the executive officers of the Company;

                  (f) "KNOWLEDGE OF PARENT AND SUB" means the actual knowledge of the executive officers of Parent and Sub;

                  (g) "LIEN" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable federal and state securities laws;

                  (h) "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change, event, occurrence, effect or state of facts that, individually or aggregated with other such matters, (i) is materially adverse to the business, assets (including intangible assets), properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, (ii) materially impairs the ability of such Person to perform its respective obligations under this Agreement or ability to consummate the Merger;

         provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect has occurred: (A) with respect to the Company, any adverse change in the stock price of Company, and with respect to Parent, any adverse change in the stock price of Parent; (B) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a change in general economic, industry or financial market conditions (including a change in general economic, industry or financial market conditions resulting from any acts of terrorism or war) to the extent that such adverse change, event, circumstance, development or effect does not disproportionately affect the relevant party and its Subsidiaries; (C) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a breach of this Agreement by the other party and (D) with respect to either party, any adverse change, event, circumstance, development or effect directly resulting from the announcement or pendency of the Merger, including the loss by such party or any of its Subsidiaries of any of such party's customers.

                  (i) "ORDER" means, as to any Person, any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any arbitrator, court or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property or assets is subject;

                  (j) "PERSON" includes an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                  (k) "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the economic interests in, or voting rights with respect to the election of the board of directors or other governing body of, such corporation or other legal entity.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have signed this Agreement as of the date first written above.

                                    GENESIS HEALTH VENTURES, INC.



                                    By:   /s/ George V. Hager, Jr.
                                          --------------------------------------
                                         Name: George V. Hager, Jr.
                                         Title: Executive Vice President and
                                                 Chief Financial Officer


                                    GENEVA SUB, INC.



                                    By:   /s/ George V. Hager, Jr.
                                          --------------------------------------
                                         Name: George V. Hager, Jr.
                                         Title: Executive Vice President and
                                                  Chief Financial Officer


                                    NCS HEALTHCARE, INC.



                                    By:   /s/ Jon H. Outcalt
                                        ----------------------------------------
                                         Name: Jon H. Outcalt
                                         Title: Chairman of the Board